EXHIBIT NO. 4
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
Ritchie Bros. Auctioneers Incorporated
We consent to the use of our reports, both dated February 10, 2006, included in this annual report on Form 40-F.
We also consent to the incorporation by reference of such reports in the Registration Statements (Nos. 333 – 65533 and 333 – 71577) on Form S-8 of Ritchie Bros. Auctioneers Incorporated.

/s/ KPMG LLP KPMG LLP Chartered Accountants

Vancouver, Canada February 10, 2006
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